DIANE D. DALMY
ATTORNEY AT LAW
8965 W. CORNELL PLACE
LAKEWOOD, COLORADO 80227
303.985.9324 (telephone)
303.988.6954 (facsimile)
email: ddalmy@earthlink.net

August 16, 2010

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Attn:   Mark C. Shannon
            Branch Chief

            James Giugliano
            Staff Accountant

Re:  Denarii Resources Inc.
        Form 10-K for Fiscal Year Ended December 31, 2009
        Filed April 15, 2010
        Filed 10-Q/A for Fiscal Quarter Ended March 31, 2010
        June 1, 2010
        File No. 000-53389

To Whom It May Concern:

On behalf of Denarii Resources Inc., a Nevada corporation (the “Company”), this letter is in response to the letter from the Securities and Exchange Commission letter dated July 20, 2010 (the “SEC Letter”). Based upon our telephone conference call, we will be responding to the comments in the SEC Letter and filing the Company’s amended Form 10-K for fiscal year ended December 31, 2009 and 10-Q/A for quarter ended March 31, 2010 by the deadline provided in the extension to August 24, 2010.

Sincerely,

Diane D. Dalmy
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